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                                                                    EXHIBIT 23.3




                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements (Nos. 333-43432, 333-43430, 333-27449, and 333-43434) on Form S-8 and (No.
33-84766) on Form S-3 of Inland Resources Inc. of our report dated March , 2003, with respect to the consolidated balance sheets of Inland Resources Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Inland Resources Inc.

Our report dated March 14, 2003, contains an explanatory paragraph that states that the Company has suffered losses, has a net capital deficiency, and has defaulted on its senior indebtedness, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



KPMG LLP


Denver, Colorado
March 31, 2003